Exhibit 10.26

December 31, 2025

Spero Therapeutics, Inc.

675 Massachusetts Avenue, 14thFloor

Cambridge, Massachusetts 02139

Re: Termination of License Agreement

Ladies and Gentlemen:

Reference is made to that certain License Agreement between, on the one hand, Pfizer Inc. (“Pfizer”) and, on the other hand, Spero Therapeutics, Inc. (“Spero”), dated June 30, 2021 (the “License Agreement”). Pfizer and Spero each may be referred to herein individually as a “Party” or together as the “Parties.” All capitalized terms used herein but not otherwise defined will have the meaning attributed to such terms in the License Agreement.

In March 2025, Spero notified Pfizer that it was ceasing all Development activities under the License Agreement with respect to the Compound and/or the Licensed Products and has requested that the License Agreement be terminated.

In consideration of the mutual promises contained herein, and intending to be legally bound, the Parties agree as follows:

1.
The License Agreement is terminated by mutual agreement of the Parties effective as of December 31, 2025. Except with respect to terms that expressly survive termination pursuant to Section 11.4 of the License Agreement or as otherwise provided herein, all rights and obligations of each Party under the License Agreement shall cease.
2.
In the event that the Compound or Licensed Product is ever Commercialized in the Pfizer Territory by Spero or any successor-in-interest to the Compound or Licensed Product (a “Commercializing Party”), such Commercializing Party will pay Pfizer royalties on the Net Sales in the Pfizer Territory at the rates set forth in Section 8.4(a) of the License Agreement and on the same basis as if the Commercializing Party was Pfizer in the definition of Net Sales. Such royalties will be payable on a country-by-country royalty term expiring ten (10) years from the First Commercial Sale of the Compound or License Product in such country and subject to royalty reductions equivalent to those set forth in Section 8.4(d) of the License Agreement.
3.
The first $5 million of proceeds, if any, received by Spero from any future sale, divestiture, license, transfer or partnering of the Compound and/or the Licensed Product (whether via upfront payments, milestones or royalties), or sales of the Licensed Product in the event Spero were to Develop and Commercialize the Compound itself, would be paid to Pfizer. The payment obligation would apply to any proceeds Spero receives relative to the Compound and any Licensed Products, regardless of the territory for which the payment was made or the sales made. Following payment of $5 million, Spero’s payment obligation to Pfizer would end, other than with respect to the royalty on future sales of the Compound or Licensed Product in the Pfizer Territory pursuant to Paragraph 2 of this letter agreement.

The Parties expressly reserve all rights and remedies available under the License Agreement and Applicable Law. This letter agreement shall not be deemed a waiver of any such rights or remedies.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, and which, taken together, shall constitute the fully executed agreement binding on both Parties. Electronically transmitted signatures shall have the full force and effect of original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this letter agreement to be executed by their duly authorized representatives.

Pfizer Inc.

By:	/s/ Brian Pruitt

Name:	Brian Pruitt

Title:	Vice President

Spero Therapeutics, Inc.

By:	/s/ Esther Rajavelu

Name:	Esther Rajavelu

Title:	President & CEO